                                                                  EXHIBIT - 11.1


EDGE PETROLEUM CORPORATION

COMPUTATION OF EARNINGS PER SHARE
--------------------------------------------------------------------------------



                                                      THREE MONTHS ENDED        NINE MONTHS ENDED
                                                         SEPTEMBER 30,            SEPTEMBER 30,
                                                  ------------------------    ------------------------
                                                       1997        1996          1997         1996

Primary Calculation:
Shares issued in connection with the combination
 and assumed outstanding for all periods            4,701,361    4,701,361      4,701,361    4,701,361

Weighted average common shares outstanding:
 Issued in connection with the public offering      2,760,000                   2,203,956
 Exercise of stock options                             15,827                       5,333
 Restricted stock                                     250,586                     200,102
                                                  -----------  -----------    -----------   -----------
Pro forma Weighted average number of
 common shares outstanding                          7,727,774    4,701,361      7,110,752    4,701,361
                                                  ===========  ===========    ===========  ===========
Net Income                                        $ 1,015,609  $   123,143    $ 3,052,498  $   191,216
                                                  ===========  ===========    ===========  ===========
Pro forma Primary Earnings Per Share              $      0.13  $      0.03    $      0.43  $      0.04
                                                  ===========  ===========    ===========  ===========

The difference between primary and fully diluted earnings per share is not significant.